Exhibit 18.1
November 9, 2007
The Board of Directors and Stockholders
HFF, Inc.
Note 2 of the Notes to the consolidated financial statements of HFF, Inc. included in its Form 10-Q for the three and nine months ended September 30, 2007 describes a change in the method of accounting for depreciating property and equipment from an accelerated method to a straight-line method for furniture and computer equipment. There are no authoritative criteria for determining a ‘preferable’ depreciation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2006, and therefore we do not express any opinion on any financial statements of HFF, Inc. subsequent to that date.
Very truly yours,
/s/ Ernst & Young LLP